Exhibit 3.4

                                STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION
                         In accordance with Section 242.

Sunburst Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Sunburst Pharmaceuticals, Inc. resolutions were duly adopted setting forth proposed amendments of the Certificate of Incorporation, declaring said amendments to be advisable and calling for submission to the stockholders of said corporation of a written consent approving such amendments. The resolution setting forth the proposed amendments is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

          FIRST: The name of the corporation is Gamma Pharmaceuticals, Inc.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a written consent of majority shareholders was obtained from stockholders of said corporation owning 90% of the outstanding stock of the corporation in accordance with Section 228 of the Delaware General Corporation Law, resulting in the necessary number of shares as required by statute being voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, the Board of Directors has caused this certificate to be signed by Joseph Cunningham, an authorized officer and director, this 10th day of July, AD 2006.


SIGNED: /s/ Joseph Cunningham
       ------------------------------------------
       Joseph Cunningham, Chief Financial Officer
       and Director